EXHIBIT 99.2

FINAL TRANSCRIPT

Conference Call Transcript

DWRI - Q4 2007 DESIGN WITHIN REACH INC Earnings Conference Call

Event Date/Time: Mar. 10. 2008 / 4:30PM ET

CORPORATE PARTICIPANTS

Andrew Greenebaum

Integrated Corporate Relations, Inc. - Senior Managing Director

Ray Brunner

Design Within Reach, Inc. - CEO

John Hellmann

Design Within Reach, Inc. - CFO

CONFERENCE CALL PARTICIPANTS

Connie Wong

Cowen & Company - Analyst

Crystal Kallick

D.A. Davidson - Analyst

Vivian Ma

Oppenheimer - Analyst

PRESENTATION

Operator

Good afternoon, ladies and gentlemen. Thank you for standing by. Welcome to the Design Within Reach fourth-quarter 2007 earnings conference call. Today’s call is being recorded. At this time, all participants are in a listen-only mode. Following the presentation we will conduct a question-and-answer session. (OPERATOR INSTRUCTIONS)

I would now like to turn the conference over to Mr. Andrew Greenebaum with Integrated Corporate Relations. Please go ahead, sir.

Andrew Greenebaum - Integrated Corporate Relations, Inc. - Senior Managing Director

Thank you. Good afternoon, ladies and gentlemen, and welcome to Design Within Reach’s fourth-quarter and year-end 2007 conference call. On the call today is Ray Brunner, President and Chief Executive Officer, and John Hellmann, Chief Financial Officer. By now, everyone should have had access to the fourth-quarter earnings release which went out earlier today. If you’ve not received the release, it’s available on the investor relations portion of Design Within Reach’s website, www.dwr.com.

Before we begin, we would like to remind everyone that the prepared remarks contain forward-looking statements and management may make additional forward-looking statements in response to your question. These statements do not guarantee future performance and therefore undue reliance should not be placed on them. We refer all of you to the risk factors contained in Design Within Reach’s Form 10-K for the year ended December 29, 2007, which will be filed later this week, for a more detailed discussion of the factors that could cause actual results to differ materially than those projected in any forward-looking statements.

This presentation will discuss product margin, which is a non-GAAP financial measure. We believe product margin is an important measure to better understand our operating performance. We’ve included a table reconciling product margin to GAAP gross margin in our earnings release, along with an explanation of why we believe product margin is a useful measure. We have also posted our earnings release, which includes our reconciliation table, on our corporate website.

Thank you, and with that, I’d like to turn the call over to Ray Brunner.

Ray Brunner - Design Within Reach, Inc. - CEO

Thank you, Andrew. Good afternoon, everyone, and thanks for joining us today. The format of today’s call will be to include an overview of the quarter and the year, as well as an update on our business. Then, John will give you additional detail on our operating and financial results, as well as guidance for 2008 before we open the call to your questions. We are encouraged by our fourth-quarter and full-year 2007 performance, particularly in light of the challenging retail environment we all face today. Eighteen months ago, we indicated that our goal was to return the Company to profitability and position ourselves for future growth. I am very pleased to report that we have achieved this goal. Today, DWR is again a profitable retail company with a healthy balance sheet and a bright future.

For the year, we recorded sales of $193.9 million, up 9% from 2006. Our pretax income was $1 million versus a loss of $12.9 million in the prior year. We continued to deliver year-over-year sales growth, while controlling our expenses and improving our margins. During 2007, we opened three new studios, and continued to explore sourcing alternatives outside of Europe. Today, we have what I believe is the finest management team in the Company’s short history, and we are well positioned to move the business forward. Our revenue distribution today is approximately 73% from our studios and 27% from our direct business, which is compromised of online and phone sales.

While all of our client contact points work together to provide an excellent overall customer experience, we recognize that the studios are our main sales contributor. In 2007, we opened three studios and relocated one to end the year with 66 studios and one outlet. This year, we will open three to five DWR studios; one in Toronto, our first international location opened in February, and one in Hawaii, opening later this month. In addition, we will open two TFL studios in the third quarter, following the success of our product launch in Q4 of 2007.

We no longer separate phone and web, and we are no longer a catalog retailer. Today, we are a fully-integrated retailer, with a well-focused marketing program that includes a direct mail book, a website, print media marketing, venue participation in select events like Art Basel Miami, and the Aspen Food and Wine Event, in-studio events, and direct client communications through design notes. In 2007, we distributed 6.1 million books and they generate an average return of $8.31 per book. This compares to 2005 when we distributed 12 million catalogs with an average return of $4. We reduced total mailing not only to lower our costs and improve our response rate, we did to reduce the impact of this method of marketing on the environment and to be in sync with our clients’ values. The world we live in is changing rapidly and we believe that the historic catalog metrics and wisdom are becoming more outdated every day. We expect to reduce our circulation further in 2008.

We are continuing to source product outside of Europe wherever possible to improve product quality, as well as margins. The fact of the matter is that many products were not actually being made in Europe, but rather assembled there from parts made in Asia and elsewhere. What we’re doing is going directly to the manufacturers, lowering our product costs, and improving our ability to control quality. In 2006, approximately 42% of our products were sourced from Europe. This year, it was approximately 36%, and within three years, we believe it will be less than 20%.

During the fourth quarter, we launched a new category we call Tools for Living. Our test was in limited markets with just 65 new products ranging from under $20 to over $1,000. We are pleased with the initial market response. We achieved our sales goal of approximately $3 million, but more importantly this business exhibited significant strength in December when the furniture business is historically weak. We’re moving forward with Tools for Living. As such, we will open two locations, one in New York and one in Los Angeles later this year. We see Tools as a significant opportunity for growth. It takes us into other design-based products beyond furniture.

We are a lifestyle business in the luxury segment, and just as we created the national furniture brand, we will expand our brand authority to become the national brand for design retail. We believe there are many product lines and avenues in addition to furniture and accessories that we can develop and we will continue to look for ways to expand the DWR brand while maintaining our emphasis on excellent quality and design. Today, we generate 99% of our revenue through the traditional DWR products, and an EBITDA margin of approximately 5%. Within three years we believe that DWR’s furniture business will be just over half of our total, with the remainder split between Tools for Living, kitchen and other new concepts.

With that, I’ll turn the call over to John to provide more detail on our financial performance for the year. John?

John Hellmann - Design Within Reach, Inc. - CFO

Thanks, Ray. Thank you all for joining us today for our fiscal 2007 conference call. We are pleased with our results and return to profitability, especially in light of the overall economic environment. Net sales for the year ended December 29, 2007, increased 9% to $193.9 million from $178.1 million in 2006. This increase is primarily due to double-digit growth in our studio sales. Product revenue for the year increased 11.5%, to $181.3 million from $162.5 million for 2006. This increase was partially attributable to approximately $7.1 million in incremental sales generated by the opening of seven new studios opened in 2006, which operated less than 12 months in 2006, and three new studios opened during 2007. Shipping revenue for the year declined 19%, to $12.6 million from $15.6 million in 2006. The decrease is primarily due to lower shipping and handling fees. Improving our shipping margin remains key ongoing focus for us. We expect to reach break even in 2008.

For the quarter, net sales increased 3.4% to $52 million from $50.3 million in the corresponding period last year. For the year-ended December 29, 2007, our pretax income increased to $1 million compared to a loss before income tax benefit of $12.9 million in the year ended December 30, 2006. Net income for the year was approximately $323,000, or $0.02 per diluted share, compared to a net loss of $8.3 million, or $0.58 per diluted share, for the year-ended December 30, 2006. Net income for 2007 includes a $1.9 million gain net of expenses and accelerated depreciation related to the early termination of a studio lease, which we recorded in the third quarter of 2007. For the fourth quarter, our pretax income increased to $3.1 million compared to a loss before income tax benefit of $2.7 million in the corresponding period last year. Net income for the quarter was $2.3 million, or $0.16 per diluted share, compared to a net loss of $2 million, or $0.14 per diluted share, for the same period last year.

Studio sales for 2007 were $126.2 million, an increase of approximately 17%, from the same period last year. This was partially attributable to approximately $7.1 million in incremental sales generated by the opening of seven new studios open in 2006, which operated less than 12 months in 2006, and three new studios opened during 2007. We ended the year with 66 studios and a DWR annex — an outlet for returned and discontinued merchandise in Secaucus, New Jersey — versus 63 studios and annex opened at the end of 2006. Direct sales, which include web and phone sales for the year, were $48.2 million, a decrease of 2.4% from $49.4 million in 2006.

Other sales were $6.9 million, an increase of $1.8 million from $5.1 million in 2006. The increase is primarily related to an increase of $2.6 million in sales generated from our outlet, which opened in the second quarter of 2006, partially offset by the decrease in warehouse sales of $900,000, primarily related to a large warehouse sales event in 2006 that was not repeated in 2007. Product margin for the year increased approximately 2.2 percentage points to 48.4% from 46.2% in 2006. Gross profit margin, which includes product and freight margin for the year, was 44.8% compared to 41.8% in 2006. Selling, general and administrative expenses decreased to approximately 45.2% of sales in 2007, compared to 49.1% in the prior year, as we continue to leverage our expenses.

Turning to the balance sheet, as of December 29, 2007, we had no borrowings under our revolving our credit facility. This is down from $11.2 million outstanding at the end of the third quarter of 2007, and we had approximately $5.7 million in cash and cash equivalents. Inventory reduction continues to be key strategic initiative for us. We reduced our inventory by $6.4 million in the fourth quarter compared to the third quarter of 2007, as we continue to reduce our orders for merchandise and opt for drop ship from the manufacturer when possible. Inventory, including in-transit at the end of the fourth quarter, was $37.8 million compared to $33.8 million in the fourth quarter of last year. We believe that our availability under our existing credit facility, combined with our cash position will provide sufficient liquidity to fund our operations and anticipated capital expenditures for the next 12 months.

Now, I would like to move on to guidance for fiscal 2008. Our guidance remains unchanged. We anticipate net sales of approximately $200 million, representing a growth rate of approximately 5% from 2007 and earnings per share of $0.03 to $0.05.

With that, I’ll turn the call back over to Ray.

Ray Brunner - Design Within Reach, Inc. - CEO

Thanks, John. In summary, we remain cautiously optimistic for 2008. We believe that we’re well positioned to continue growing our business and the DWR brand. We have improved our expense control, our margins, and built a solid management team capable of delivering results consistently above expectations. We have a number of exciting opportunities in front of us, and I believe we are better positioned than at any time in our history to expand our market share, improve our profitability, and provide exceptional returns to our shareholders.

With that, I’ll turn the call back to the operator and open it up to your questions.

QUESTION AND ANSWER

Operator

Thank you, sir. (OPERATOR INSTRUCTIONS) We’ll take our first question of Connie Wong of Cowen & Company.

Connie Wong - Cowen & Company - Analyst

Hi, thanks for taking my call. This is actually Connie — this is Connie calling in for Lori Levitan. First question —

Ray Brunner - Design Within Reach, Inc. - CEO

Hi.

Connie Wong - Cowen & Company - Analyst

Hi, how are you guys?

Ray Brunner - Design Within Reach, Inc. - CEO

Good.

Connie Wong - Cowen & Company - Analyst

Good. First question is for Ray, obviously you guys have seen some early successes with the recent launch of Tools for Living, and now you’re expanding it into two retail locations, both in L.A. and New York. Can you talk to us about the format of these studios — or those stores? Is it going to be similar to what we see in the studios?

Ray Brunner - Design Within Reach, Inc. - CEO

No, what we want to find out with Tools for Living — and we have a unique opportunity to do it, at what we believe is a very acceptable risk level — is what impact making that product available cash and carry has on that — on that assortment, and we do not want to do cash and carry in our studios, as we’ve said before. We don’t believe that makes sense for our model. We have a unique opportunity in that the Santa Monica store, when we first opened it, was 2,200 feet, spent a couple million dollars. We expanded it, took over the space next door to 4,300 feet or so. We took over about 2,100 feet and the business went up to a little over $3 million, then we expanded it again to the third bay, so it became about 5,500 feet, but the business stayed at about $3 million.

Connie Wong - Cowen & Company - Analyst

Okay.

Ray Brunner - Design Within Reach, Inc. - CEO

So, we’ve got a building where it was three stores. We combined it all to one. We can cut part of that back and reopen it as a separate store with no additional rent expense to the Company, just a bit of CapEx, not a lot really.

Connie Wong - Cowen & Company - Analyst

Okay.

Ray Brunner - Design Within Reach, Inc. - CEO

In New York, Soho was our first New York store. We had a very favorable and long-term lease deal there. That store has performed incredibly well, and we’ve been able to secure a larger location very near there, which we’ll be announcing shortly, and we’ll convert that location to a Tools for Living store.

Connie Wong - Cowen & Company - Analyst

Okay.

Ray Brunner - Design Within Reach, Inc. - CEO

Again, it’s a good situation. We believe that Tools for Living — from what the customer has shown us in their response in the fourth quarter and so far actually this year — is a very interesting segment of the business and that with cash and carry it gets more interesting.

Connie Wong - Cowen & Company - Analyst

Has Tools been — or Tools for Living, has it been supported by any — by mostly e-mails or in store? Have you guys dropped any catalogs to —

Ray Brunner - Design Within Reach, Inc. - CEO

Yes, no. Well, it’s part of our regular assortment. One of the things with this business — for those people who’ve watched it from early on — is that it’s got a very good ability to leverage its expense structure, so we’re not looking at Tools for Living — and possibly that’s one of the mistakes we made — that was with Kids. It required a different catalog, a different customer base, a different everything.

Connie Wong - Cowen & Company - Analyst

Yes.

Ray Brunner - Design Within Reach, Inc. - CEO

We’ve added no incremental expense to do Tools for Living. The buyer that was — we have an accessory buyer, we had an accessory buyer, now it’s called Tools for Living. It’s a different person, but there’s no added expense there. The product goes in the catalog. We did a gift catalog last year. We did one this year. If you looked at the February book that we did, which was about home office, it had the desks and chairs it would have had — that same book would have gone out except there wouldn’t have been any desk accessories, just desks and chairs —

Connie Wong - Cowen & Company - Analyst

Got it.

Ray Brunner - Design Within Reach, Inc. - CEO

— and you’ll see the same thing in the summer book.

Connie Wong - Cowen & Company - Analyst

Okay. And then the second question for either John or Ray. I think, in the past, you guys have commented on long-term gross margin target of around 50%. And, I think, initially you guys had thought maybe a three- to five-year timeframe, but you’ve seen some great success on improving your product margin, and I wanted to get an updates on, you know, is there a new timeframe to achieve that 50% growth margin? Is that still achievable or looking beyond that?

Ray Brunner - Design Within Reach, Inc. - CEO

Well, our margin for last year was the highest it’s been since 2004, and in 2004, the Euro was at a $1.22 and last year — this year, today, it’s at $1.54, so the things we’re doing seem to be going in the right direction. 50% is still the number we are after, a little bit better than that, perhaps, depending on what Tools for Living does for us, and we’re not accelerating our predictions on it, but we’re very happy with our progress towards it.

Connie Wong - Cowen & Company - Analyst

Okay, great. Thank you.

Operator

And we’ll go next to Crystal Kallick with D.A. Davidson.

Crystal Kallick - D.A. Davidson - Analyst

Good afternoon, everyone, and congratulations on a nice quarter in a tough environment.

Ray Brunner - Design Within Reach, Inc. - CEO

Thank you, Crystal.

Crystal Kallick - D.A. Davidson - Analyst

Let’s see, Ray, would you mind walking through just some of your — or John, your cash flow thoughts for ‘08, just where you’re thinking as far as inventory levels and depreciation in CapEx?

Ray Brunner - Design Within Reach, Inc. - CEO

Usually the way I walk through that is go, John?

John Hellmann - Design Within Reach, Inc. - CFO

As far as CapEx goes for 2008 — was that your question?

Crystal Kallick - D.A. Davidson - Analyst

That’d be great.

John Hellmann - Design Within Reach, Inc. - CFO

About $9.7 million.

Crystal Kallick - D.A. Davidson - Analyst

Okay. And then, what are you thinking as far as inventory levels?

John Hellmann - Design Within Reach, Inc. - CFO

Inventory levels I think may go up a couple million dollars, say $2 million to $3 million by the end of the year if you compare apples to apples, 2007 versus 2008. Depreciation expense will go up a little bit, compared to 2007, as we’re implementing our new ERP system, but that won’t be until the fourth quarter. Then, we’ve got the new studios that Ray already mentioned that will open up throughout the new year.

Crystal Kallick - D.A. Davidson - Analyst

With the new system hitting in Q4, then I guess we should consider a fair amount of significant increase in depreciation but purely in Q4?

John Hellmann - Design Within Reach, Inc. - CFO

Primarily in Q4.

Crystal Kallick - D.A. Davidson - Analyst

Primarily. Okay, great. And let’s see — actually, while — John, while I have you on, auction rate securities, any risk there?

John Hellmann - Design Within Reach, Inc. - CFO

For what? I’m sorry.

Ray Brunner - Design Within Reach, Inc. - CEO

Options.

John Hellmann - Design Within Reach, Inc. - CFO

Options? It’s on the options.

Crystal Kallick - D.A. Davidson - Analyst

Oh, the auctions.

John Hellmann - Design Within Reach, Inc. - CFO

Options?

Crystal Kallick - D.A. Davidson - Analyst

Auction rate securities. In the cash view, do you have any exposure to that?

John Hellmann - Design Within Reach, Inc. - CFO

No. No, we don’t.

Crystal Kallick - D.A. Davidson - Analyst

Okay, great. Thank you. And then Ray, just wanted to ask with the — you maintained your guidance. At the time you put that out, it looked like the macro environment was maybe a little less precarious than it is now, and so maybe could you walk us through maintaining your guidance for the full year, looking at a less than stellar macro environment from the last time you put out that guidance, what your thoughts were?

Ray Brunner - Design Within Reach, Inc. - CEO

You mean on the $0.03 to $0.05 or on the top line or on both?

Crystal Kallick - D.A. Davidson - Analyst

Really on both.

Ray Brunner - Design Within Reach, Inc. - CEO

The top line is flat, which I don’t think is a slam dunk in this environment, but that’s the guidance we believe is right and we don’t see anything moving us away from that. The bottom line at $0.03 to $0.05, if the top line starts to weaken we may have to do some things that could erode the margin and that’s why we’re not more aggressive on the three — on the bottom line.

Crystal Kallick - D.A. Davidson - Analyst

Okay. Okay, fair enough. Would you just talk a little bit about ‘08 benefits from the initiative you have as far as when we see sourcing. It sounds like shipping and handling’s coming in nicely for you and catalog circulation, just how we should look at how those benefits flow through during the year?

Ray Brunner - Design Within Reach, Inc. - CEO

Sourcing, you’ll continue to see — well, actually sourcing, you begin to see the impact on that, I would say, by late Q2, early Q3 this year as the product really starts to flow in, saw some of it in Q4 of last year. So, I think that’s probably going to continue to give us some good momentum. The shipping margin, we did get to positive for Q4, but not a break even for the year. We believe we will hit the break even number for this year, as opposed to a negative. We need to be positive a couple of quarters to offset the free shipping events that we run periodically during the year. So we think — we think we’ve got that dialed in about right.

And then the catalog — the catalog, we no longer even refer to the catalog. If you watch it during the year you’ll see a lot of different things. We don’t re-mail any books. We don’t repaginate. We are trying to make it much harder to actually get and only sending it to people that want it. And to some extent, with the postal rates, you really — well, you’d have to have a hell of an increase to mail the same number of catalogs just to pay for the postage increase.

Crystal Kallick - D.A. Davidson - Analyst

Are you —

Ray Brunner - Design Within Reach, Inc. - CEO

And then you get to the whole issue of paper usage and what that does to the environment and what it does to a customer that’s the level of our customer in income and education and concern about the environment when you’re putting stuff in their mailbox they don’t want, and it really makes you look at how you do things and come up with different methodologies. It seems like — a year and a half into it, it seems like we’re on the right track.

Crystal Kallick - D.A. Davidson - Analyst

So should we look for a similar magnitude in the decrease in the circulation? Are you — are you giving actual numbers about where you think the circulation’s going to fall in place for ‘08?

Ray Brunner - Design Within Reach, Inc. - CEO

‘08 not similar mailings obviously from ‘05 to ‘07. We’ll probably mail between 500,000 and 700,000 fewer books in ‘08 than we did in ‘07.

Crystal Kallick - D.A. Davidson - Analyst

Okay. And about what does that — what would be the cost savings projected on that.

Ray Brunner - Design Within Reach, Inc. - CEO

Well, there’s no — there’ll be no cost increase. If we mailed the same number of books — postage rates went up about 30%, paper went up — we’re using recycled paper, so by reducing the mailings and being more targeted with it we’re offsetting any increases. I don’t think there’ll be a — you won’t see a savings, you just won’t see any growth in that expenditure.

Crystal Kallick - D.A. Davidson - Analyst

Okay. Okay, great. And then just one more question to circle back to the shipping. Can you talk specifically about what came — what fell into place in order for it to go break even in — or slightly positive in Q4? What actually structurally happened?

Ray Brunner - Design Within Reach, Inc. - CEO

Yes. At the beginning of the year, we recognized our shipping — in late ‘05, we recognized the quality and the pricing of our shipping were both bad. We were charging too much for service that was far from acceptable. We changed our shipping matrix to make it much simpler and less onerous to our customers. At the same time, we were changing all of our carriers and redoing those contracts to find a better service. As we went through the year, we kept doing that. So if you look at the beginning of the year, we added a category, I think, in the third quarter. We took a couple of the levels up a little bit. So little by little, as we got each quarter’s results, we dialed that until we got to where we were break even or better on the rates. And we think our rates are — right now we’re encouraged in what we’re seeing so far this year, and we continue right now with a major focus on improving our white glove and room-of-choice delivery. We still think we have a lot of room to — we think it’s a lot better than what it was, but not good enough.

Crystal Kallick - D.A. Davidson - Analyst

Okay, so it’s finding the mix of the threshold versus the full-service delivery and then renegotiating with vendors and carriers — or the two big —?

Ray Brunner - Design Within Reach, Inc. - CEO

And getting some of the middle men out, which I think getting them out helps us do both lower cost and improved service, because the carrier who’s delivering to the customer is not working for somebody who we’re contracting, now they’re working for us.

Crystal Kallick - D.A. Davidson - Analyst

Okay. Okay, great, Thanks so much and good luck.

Ray Brunner - Design Within Reach, Inc. - CEO

Okay.

Operator

(OPERATOR INSTRUCTIONS) And we’ll go next to Vivian Ma, Oppenheimer.

Vivian Ma - Oppenheimer - Analyst

Good afternoon. Congratulations. I think it’s incredible that your sales are so strong still considering what’s going on in the sector. You certainly delivered on the margin improvements.

Ray Brunner - Design Within Reach, Inc. - CEO

Thank you, Vivian.

Vivian Ma - Oppenheimer - Analyst

I only got a couple of other questions. I’m interested in the opportunity in Canada. I know you’ve opened one store in Toronto. Where are the other opportunities for sites, and how many stores do you think Canada as a market could be?

Ray Brunner - Design Within Reach, Inc. - CEO

It’s — obviously that’s just speculative at this point, but the Toronto store we’re very pleased with. We believe Toronto’s scale — obviously scaling it for population is the market most similar to New York that we know of in North America, and what we’re seeing in the early numbers out of our King Street store would verify that for us. So we think Toronto has room for maybe another two or three studios over time. Obviously, let this one get its feet under it, but certainly King Street’s good. Blore Street’s good, there’s a few other areas. We are looking at Calgary, it’s kind of interesting. There’s an awful lot of money there, but is it right for the modern consumer? And of course, Vancouver.

Vivian Ma - Oppenheimer - Analyst

Okay.

Ray Brunner - Design Within Reach, Inc. - CEO

We are very cautious about Montreal and Quebec, in that it’s a bit more traditional than modern from what we’re seeing there, but we think Toronto and Vancouver for sure have very good possibilities or opportunities for us. And Calgary we need to learn more about, but we are doing well in Denver, and Calgary is kind of in that Denver pocket of Canada.

Vivian Ma - Oppenheimer - Analyst

Right. Okay, okay. Separately, for your - the kitchens and bath categories, I’m wondering, what kind of overhead would you need incremental to support — I think probably more so for the bath products?

Ray Brunner - Design Within Reach, Inc. - CEO

Well, kitchen will be first, and I think you are right, the bath would require more of — more of an investment. Kitchen we’re working with a well-known architect — whose name we’re not ready to divulge — to do the kitchens. We are at prototype stage at this point and they’re building the prototypes. They’ll be manufactured in Los Angeles and they’ll be built to order for customers from a kit of parts, so the overhead involved in there is strictly R&D. It’ll fall under one of our existing buyers, the one that does bedroom and bath.

Vivian Ma - Oppenheimer - Analyst

Okay.

Ray Brunner - Design Within Reach, Inc. - CEO

And, we’ll set it up in the new New York studio this fall as a test and then actually go further into it if that indicates in ‘09. Bath, I think will require us hiring someone who knows that market, but beyond hiring a person to be a buyer, I’m not sure it’s got much other overhead. What we’re trying to do is look at what product categories can you put into our existing studios, which kitchen or bath because we’ve got plenty of wall space. Have our existing teams, who are architects and designers, sell. That makes sense when it’s put it into our existing catalog and on our existing website. And if you look at those categories they do that. Actually Tools for Living fits under all of those very well. The difference with TFL and what we want to be — make sure we get a good handle on is a cash-and-carry component. Kitchen and bath falls straight into the rest of the category, that it’s purchased before it’s shipped — shipped from a DC, paid for before it’s shipped et cetera, and sold by our staff. We may have to add sales people, but that would be a good problem because they’re commissioned.

Vivian Ma - Oppenheimer - Analyst

Okay, okay. And my last question is, you mentioned there is an increased use of drop-ship inventory to your stores and I’m wondering what percentage is right now drop shipped and how much — where does it go? What’s the opportunity ahead for that?

Ray Brunner - Design Within Reach, Inc. - CEO

It’s drop shipped direct to customers —

Vivian Ma - Oppenheimer - Analyst

Okay.

Ray Brunner - Design Within Reach, Inc. - CEO

— not to the stores, so if you bought a sofa from one of the vendors that’s a drop-ship vendor it would be drop shipped to the white-glove agent if you had it white gloved and then delivered to you by — via the white-glove agent. It’s growing. It’s probably less — well, somewhere around 10%, I guess.

John Hellmann - Design Within Reach, Inc. - CFO

Yes, it’s around 10%.

Ray Brunner - Design Within Reach, Inc. - CEO

Right around 10% our total business. We are first attacking it in the upholstery business and we’ve moved almost all of our upholstery to North America. We’ve been able to find manufacturers for that. That allows us both to not have to stock that inventory and to expand what we can offer the customer, because we don’t have to stock it. We are looking at and working, actually with [Knoll]. Found some very good wood manufacturers that we will probably add some product in that category that could drop ship, but it’s at the high end, and I think that’s the extent of it. How big can it be? I don’t know that it would ever get more than 15% of our total business.

Vivian Ma - Oppenheimer - Analyst

Okay. Okay, great. Thank you very much.

John Hellmann - Design Within Reach, Inc. - CFO

Take care.

Operator

(OPERATOR INSTRUCTIONS) We have a follow up from Crystal Kallick.

Ray Brunner - Design Within Reach, Inc. - CEO

Hi, Crystal.

Crystal Kallick - D.A. Davidson - Analyst

Hi, again. Could you give us some idea of how to model the store openings by quarter, what you’re looking at?

Ray Brunner - Design Within Reach, Inc. - CEO

Well, you got two in the first quarter, and then anything else that happens will be late third or early fourth.

Crystal Kallick - D.A. Davidson - Analyst

Okay. Okay, and I think you said the Tools for Living are falling in Q3, correct?

John Hellmann - Design Within Reach, Inc. - CFO

September.

Crystal Kallick - D.A. Davidson - Analyst

Okay.

John Hellmann - Design Within Reach, Inc. - CFO

So they’ll be — End of the third.

Ray Brunner - Design Within Reach, Inc. - CEO

— up and running for fourth quarter, and the third quarter, September.

Crystal Kallick - D.A. Davidson - Analyst

Okay, great. And should we expect any closures this year?

Ray Brunner - Design Within Reach, Inc. - CEO

No.

Crystal Kallick - D.A. Davidson - Analyst

Okay. Thanks so much.

Operator

Gentlemen, it appears we have no further questions. I’d like to turn it back over to you for any additional or closing remarks.

Ray Brunner - Design Within Reach, Inc. - CEO

Thank you all for your time and attention, and we look forward to talking to you at the end of first quarter with our results then. Bye.

Operator

Ladies and gentlemen, that concludes today’s conference call. We thank you for your participation. You may now disconnect.

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